UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On September 16, 2025, the Hartman Group distributed the following letter to shareholders:

The Evidence is Overwhelming: Time for New Leadership

September 16, 2025

Dear Shareholders,

The growing evidence of management failures, potential fraud, and reckless financial decisions has reached a critical point. The shareholder vote represents our opportunity to save this company from further destruction and protect your investment.

Pattern of Fraudulent Conduct

Current management's actions reveal a deliberate pattern of concealment and manipulation designed to hide their catastrophic failures from shareholders:

• Deliberate concealment of financial records - Refusing legally mandated books and records requests while properties face foreclosure proceedings, deliberately preventing shareholders from understanding the scope of mismanagement

• Discriminatory stock distribution - Denied 20% of investors their rightful shares because they were "a part of the Hartman group," (a direct quote from CEO Haddock’s own text) manipulating shareholder rights to maintain control

• Lying about Consent Solicitation to SEC - Filed incomplete information regarding Consent Solicitation that did not include the Revocations, showing a willingness to mislead federal regulators

This isn't mismanagement. It appears to be systematic fraud that could result in legal consequences.

The Pattern of Reckless Borrowing Continues

Their own 8-K filing reveals the shocking timeline of the latest financial disaster:

• August 9, 2025: The Walgreens loan matured, and management failed to refinance or repay the $50.3 million obligation

• August 13, 2025: Lender declared default, triggering penalty interest rates that will cost shareholders millions

Reckless Over-Leveraging Despite Warnings

We predicted this crisis more than 8 months ago. Instead of heeding repeated warnings about over-leveraging, current management doubled down on their destructive strategy:

• Ignored our leverage warnings - We repeatedly stated the balance sheet was dangerously over-leveraged, but they continued borrowing at ruinous rates

• Fire-sold properties to fund speculation - Rather than pay down debt and stabilize operations, they sold assets to chase risky new investments

• Created the exact insolvency crisis we predicted - Multiple defaults and foreclosure notices confirm our analysis was correct and their promises false

Concealing the True Value from Shareholders

Through systematic concealment and stonewalling of legal disclosure requirements, current management has prevented shareholders from understanding where their investments stand—and now we know why:

• Misused proceeds from asset sales - Millions in property sale proceeds not being used to pay down debt or distributed to shareholders as they should have been

• Concealed property deterioration - Hidden the true extent of potential operational failures and declining performance under their mismanagement

• Masked the real financial condition - Foreclosure notices reveal they've been hiding material defaults while making false promises about "increased value" and future success

Their refusal to provide transparency isn't just obstruction—it's evidence of potential criminal concealment of material facts from shareholders.

Time for Accountability

This is our chance to end this potentially criminal leadership. The following examples come directly from their own SEC filings:

• Multiple loan defaults under current management

• Foreclosure notices on major properties

• Properties that can't generate sufficient income to service their debt

Meanwhile, they've made ZERO distributions to shareholders while refusing to show any financial documents that would account for where shareholder money is going. This is a clear violation of their fiduciary duty and potentially criminal concealment.

Our Return of Capital Plan: Proven Value Creation

Despite their catastrophic mismanagement, Silver Star's underlying value remains at approximately $130 million. Our plan will unlock this value through asset sales as follows:

• Sell Walgreens and mini storage immediately - pay off existing capital

• Immediate operational excellence to create value- Staff all properties with qualified leasing professionals and implement aggressive occupancy campaigns

• Maximize asset values - When we sell properties, it will be at fair market prices to generate maximum returns for shareholders—not fire-sale prices

Don't Let Them Steal Your Equity

Current management is now pressuring shareholders to sell at 42 cents per share. This desperate attempt to eliminate shareholders before accountability arrives proves they know the properties have real worth when properly managed.

Do not sell your shares at these manipulated prices. Do not believe their false claims about "zero liquidation value." Your investment is worth far more than they're offering.

The Choice Is Crystal Clear

The properties are there. The $130 million in underlying value is real. What's missing is competent leadership focused on returning capital to the shareholders instead of enriching themselves.

Vote for accountability. Vote for transparency. Vote for results.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.